Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made effective as of February 1, 2004 by and between Alternative Resources Corporation (the “Company”) and R. Gibbs Vandercook (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to the continued employment of the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III A. and as noted below in the terms and conditions provided in the Agreement.

SECTION II

POSITION AND RESPONSIBILTIES

During the Period of Employment, the Executive agrees to serve as Executive Vice President – Services & Corporate Development and to be responsible for the typical responsibilities expected of an executive holding such positions and such other responsibilities consistent with such positions as may be assigned to the Executive from time to time by the Chairman of the Board and/or Chief Executive Officer of the Company.

SECTION III
TERMS AND DUTIES

A.                                   Period of Employment

The term of Executive’s employment under this Agreement will commence as of February 1, 2004 and shall continue through January 31, 2005 subject to extension or termination as provided in this Agreement (the “Period of Employment”). The term shall be extended for an additional one-year period as of February 1, 2005 and as of each February 1st thereafter, unless either party gives ninety (90) days prior notice of its intent not to extend.

B.                                     Duties

During the Period of Employment, the Executive shall devote all of his/her business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, so long as the Chairman or Chief Executive Officer does not determine, in good faith, that such activities unreasonably interfere with the business of the Company or diminish the Executive’s obligations under the Agreement; or (ii) serve as a member of the board of directors of other corporations, so long as the Board of Directors of the Company, in its discretion, specifically approves such service, and in any such case, the Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him/her under the Agreement; and provided further, that the Executive may invest his/her personal or family funds in any form or manner he/she may choose that will not require any services on his/her part in the operation of or the affairs of the companies in which such investments are made. The Executive will perform faithfully the duties consistent with his/her position as Executive Vice President – Services & Corporate Development, which may be assigned to him/her from time to time by the Chairman of the Board and/or Chief Executive Officer.

SECTION IV

COMPENSATION AND BENEFITS

A.                                   Base Salary

During the Period of Employment, the Company agrees to pay the Executive an annual base salary (“Base Salary”) of $250,000. Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than bi-weekly installments. The Executive will be eligible for base salary increases as indicated by performance and/or market justification, solely at the discretion of the Chairman and/or Chief Executive Officer and as approved by the Board of Directors.

B.                                     Annual Incentive Awards

The Executive will be eligible for annual incentive compensation awards during the Period of Employment. Executive incentive plans and individual eligibility for participation are specifically approved by the Board of Directors of the Company according to and defined by the Company’s normal executive compensation programs. Payment of any and all incentive awards are based upon the Company’s business performance and all awards are totally at the discretion of the Board of Directors and are not assumed to be a guaranteed component of the Executive’s total compensation. For the 2004 calendar year, the Executive shall be eligible to earn an incentive award of up to 60 % of his pro-rated Base Salary for the period February 1, 2004 through December 31, 2004.

C.                                     Options

Options that may be granted to the Executive before or during this Period of Employment shall be governed by the terms and provisions comparable to those applicable to options granted under the Company’s Stock Option Plan. Notwithstanding the foregoing, if (i) the Period of Employment ends because the Company ends the automatic extension thereof under Section III A. of this Agreement; (ii) the Company terminates the employment of the Executive Without Cause as defined in Section VIII; (iii) the Executive’s employment hereunder terminates because of his/her death or disability (as defined in Section VI); or (iv) there is a change in control of the Company, such options shall become fully exercisable and shall remain exercisable for the remainder of their term.

For purposes of this Agreement, a “change in control” of the Company shall be deemed to occur in connection with any of the following events with respect to the Company;

(i)                                     The acquisition by an entity, person or group (including all affiliates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (which definition shall apply even if the Company is not then subject to such Act), of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company (“Voting Stock”);

(ii)                                  The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Stock immediately prior to such merger or consolidation other than the surviving or resulting corporation or any affiliate thereof) hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of more than 50% (in value) of the assets of the Company other than to a transferee in which the Company owns at least 50% of the Voting Stock; or

(iii)                               The election of the Board of Directors of the Company of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the

Company then in office, without the recommendation of the existing Board of Directors.

D.                                    Additional Benefits

The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried executive employees are eligible under any existing or future plan or program established by the Company for salaried executive employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with plan or program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, short and long term disability insurance and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock options plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried executive employees of the Company. Notwithstanding the foregoing sentence, no such amendment or termination shall reduce or otherwise adversely affect Executive’s rights under Section IV C. of this Agreement. In addition to the foregoing benefits, Executive shall be entitled to a paid vacation of four (4) weeks during each twelve- (12) month period during the Period of Employment.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his/her duties and responsibilities under this Agreement which shall specifically include such expenses incurred by Executive for business travel between his/her home office and Barrington, Illinois. Executive must support all expenditures with customary receipts and expense reports subject to review by the Company.

SECTION VI

DISABILITY

A.                                   Payments

Executive’s employment hereunder may be terminated by the Company if (i) Executive becomes physically or mentally incapacitated, (ii) is unable for a period of one hundred eighty (180) consecutive days to perform his/her material duties and responsibilities and (iii) a determination is made regarding Executive’s continued incapacity by a physician appointed by the Company (such continued incapacity is hereinafter referred to as “disability”). Upon any such termination for disability, Executive shall be entitled to receive (i) his/her Base Salary, as well as the annual incentive award, prorated in each case through the date on which the Executive is first eligible to receive payment of long term disability benefits in lieu of Base Salary under the Company’s long term disability benefit plan as then in effect covering the Executive, and (ii) his/her accrued benefits under the terms of the plans, policies and procedures of the Company.

B.                                     Assistance To The Company

During the period the Executive is receiving payments of either regular compensation or disability insurance benefits described in this Agreement and as long as he/she is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself/herself available to the Company with respect to area and matters in which he/she was involved during his/her employment with the Company.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, (i) Executive’s estate shall be entitled to receive his/her Base Salary, as well as the annual incentive award, prorated in each case through that date of Executive’s death, and (ii) Executive’s designated beneficiary or estate, as the case may be, shall be entitled to his/her accrued benefits, including; but not limited to, life insurance proceeds, under the terms of the plans, policies and procedures of the Company.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A.                                   Termination Without Cause

If the Company terminates Executive’s employment Without Cause during the Period of Employment, as defined in this Agreement, or the Period of Employment ends because the Company will pay to the Executive an amount equal to his/her annual Base Salary paid in six (6) equal monthly installments. The Company will pay to the Executive in a lump sum any earned, prorated portion of the annual incentive award for the year in which the termination occurred and paid according to the normal incentive award payment schedule. Earned but unpaid vacation pay will be paid in a lump sum at the time of such termination. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will be continued for the then remaining period of Employment.

Also, should the company experience a “change of control” during the first year of employment, the Executive will receive an additional compensation of $50,000.

B.                                     Termination With Cause

If the Company terminated Executive With Cause, (i) Executive shall be entitled to receive his/her Base Salary prorated through the date of the Executive’s termination, and (ii) Executive shall be entitled to his/her accrued benefits under the terms of the plans, policies and procedures of the Company.

C.                                     Effect of Certain Terminations

Upon termination of the Executive’s employment for reasons other than due to death, disability or pursuant to Paragraph A of this Section, or upon Executive’s resignation, the Period of Employment and the Company’s obligation to make payments under this Agreement will cease as of the date of termination except as expressly defined in this Agreement. Executive shall have the right to voluntarily terminate this Agreement, other than in conjunction with a Change in Control, upon two week’s prior notice to the Company. If Executive voluntarily terminates his/her employment with the Company, (i) Executive shall be entitled to receive her Base Salary prorated through the date of Executive’s voluntary termination, and (ii) Executive shall be entitled to his/her accrued benefits under the terms of the plans, policies and procedures of the Company.

D.                                    Definitions

For this Agreement, the following terms have the following meaning:

(1)                                  Termination “With Cause” means termination of the Executive’s employment by the Company’s Chairman and/or Chief Executive Officer acting in good faith by written notice by the Company to the Executive specifying the event relied upon for such termination, due to the Executive’s serious, willful misconduct with respect to his/her duties under this Agreement, including, but not limited to,

(a.)                               conviction for a felony or perpetration of a common law fraud, which has resulted or is likely to result in material economic damage to the company;

(b.)                              Breach of the Executives obligation to utilize his/her best efforts in performance of his/her duties or any other material term of this agreement which is not corrected to the Board’s satisfaction within ten business days of notification to the Executive.

(c.)                               Failure to follow specific directions of the Board pertaining to Executive’s duties under this Agreement.

(2)                                  Termination “Without Cause” means termination by the Company of the Executive’s employment other than due to death, disability, or termination with Cause.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.                                   Cooperation During and After Employment

The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his/her possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.                                     Confidential Information

The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his/her own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his/her best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his/her possession are confidential and will remain the property of the Company.

C.                                     Certain Restricted Activities

During the Period of Employment and for a one- (1) year period thereafter, the Executive will not use his/her status with the Company to obtain goods or services from another organization other than in the ordinary course of business. During the Period of Employment and for a one (1) year period following the termination of the Period of Employment: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current customers, clients or suppliers of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity or ownership of more than 2% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not hire any employee of the Company or solicit, other than by means of a general solicitation to the public such as a newspaper advertisement, or encourage any such employee to leave the employ of the Company.

D.                                    Remedies

The Executive acknowledges that his/her breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for a specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security. The Executive hereby acknowledges the necessary of protection against the competition of, and certain other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

SECTION X

INDEMNIFICATION, LITIGATION

A.                                   Corporate Indemnification and Insurance

The Company will indemnify the Executive to the fullest extent permitted by the laws of the Company whichever affords the greater protection to the Executive. The Company will use its best efforts to obtain and maintain customary directors and officer liability insurance, covering Executive. The foregoing indemnification shall continue to apply following termination of the Period of Employment for actions or omissions during the Period of Employment.

B.                                     Limited Indemnification for Breach of Covenants

During the Period of Employment, the Company will indemnify the Executive against any and all obligations to pay a judgement, settlement, penalty, fine, or reasonable expenses (including, without limitation, counsel fees and retainers, court or arbitration costs, transcript costs, fees of experts or witnesses, travel expenses, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, being prepared to be a witness in, or otherwise participating in a proceeding (as defined below including any appeals), actually incurred with respect to any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, arbitrate, or investigative (a “proceeding”), to which the Executive is a party by reason of any alleged breach of restrictive covenant or violation of the terms or conditions of employment, written or oral, between Executive and his/her former employer, alleged to arise from Executive’s execution of this Agreement or performance of her obligations hereunder. Notwithstanding the foregoing, in no event shall the Company’s aggregate indemnification obligation pursuant to this Section X B exceed twenty five thousand dollars ($25,000.00).

SECTION XI

WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city, or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XII

EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive.

SECTION XIII

MODIFICATION

Subject to Section IV G., this Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XIV

GOVERNING LAW; ARBITRATION

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Illinois, without giving effect to the choice of law provisions thereof. Any dispute among the parties hereto shall be settled by arbitration in accordance with the then applicable rules of the American Arbitration Association and judgement upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XV

NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery services or confirmed facsimile transmission to the following:

(a)                                  If to the Company, at:

Alternative Resources Corporation. 600 Hart Rd, Suite 300, Barrington, Illinois 60010

Attention: Chairperson, Governance Committee of Board of Directors

Or at such other address as may have been furnished to the Executive by the Company in writing, or

(b)                                 If to the Executive, at his current home address.

Or such other address as may have been furnished to the Company by the Executive in writing.

SECTION XVI

BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns.

SECTION XVII

MISCELLANEOUS

A                                      Multiple Counterparts

This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect.

B.                                     Severability

If any phase, clause or provision of this Agreement is declared invalid or unenforceable by an arbitrator or court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full and effort. In addition, there will be automatically substituted herein for such severed phrase clause or provision a phrase, clause or provision as similar as possible, which is valid and enforceable.

C.                                     Headings

The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

D.                                    Construction

The Company and the Executive acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each with full opportunity to consult with and be represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

E.                                      Survivorship

The provisions of Sections IV-XVII shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:	ALTERNATIVE RESOURCES CORPORATION

	By:	/s/ Robert Stanojev
Robert Stanojev, Chairman of the Board

EXECUTIVE:

	By:	/s/ Gibbs Vandercook
R. Gibbs Vandercook